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Exhibit 99.1

                                       CONTACT:        Stephen Yates
                                                       Predictive Systems, Inc.
                                                       212-659-3713



                    PREDICTIVE SYSTEMS ADDS NEW BOARD MEMBER

         New York City, NY -- September 16, 2002 -- Predictive Systems (Nasdaq:
PRDS), a leading network infrastructure and security consulting firm, today announced that it has appointed Dr. Howard Lee Morgan to its Board of Directors.

         Dr. Morgan is Vice-Chairman of Idealab and he is also President and Founder of the Arca Group, Inc., a consulting and venture capital investment firm specializing in the areas of computer and communications technologies. He has more than 25 years of experience with more than fifty high-tech entrepreneurial ventures. Dr. Morgan was Professor of Decision Sciences at the Wharton School of the University of Pennsylvania and Professor of Computer Science at the Moore School at the University of Pennsylvania for almost 15 years. He serves on the boards of a number of companies including Franklin Electronic Publishers, Cylink Corporation, Segue Software, Unitronix Corp., CarsDirect.com, Evolution Robotics, and other private companies. He received the Entrepreneur of the Year Award in 1997. Dr. Morgan received his Ph.D. in operations research from Cornell University and his B.S. from the City University of New York. Last year, Dr. Morgan co-authored the book, Entrepreneurial Marketing: Lessons from Wharton's Pioneering MBA Course, with Leonard M. Lodish and Amy Kallianpur.

         Additionally, Ronald G. Pettengill, Jr. has resigned from Predictive Systems' Board of Directors.

         "We look forward to gaining the experience and perspective of Howard Morgan as a Board member, particularly as we strive to identify areas for growth going forward," said Andy Zimmerman, CEO of Predictive Systems. "We appreciate Ron's significant contributions to the Company as co-founder and former CEO."

About Predictive Systems

         Predictive Systems, Inc. (NASDAQ: PRDS) is a leading consulting firm focused on building, optimizing, and securing high-performance infrastructures to increase operational efficiency, mitigate risk, and empower the business initiatives of Fortune 1000 companies, federal government agencies, and state and local governments. The firm's Global Integrity Services unit provides professional information security consulting and managed security services to protect the critical assets of its clients. Predictive Systems' BusinessFirst(TM) approach maps technology solutions to business goals, and delivers measurable results. Headquartered in New York City, Predictive Systems has regional offices throughout the United States. Internationally, it has offices in Germany, the Netherlands, and the UK. For additional information, please contact Predictive Systems at 800-770-4958 or visit www.predictive.com.


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         Predictive Systems, the Predictive Systems logo, BusinessFirst, and
Global Integrity are trademarks or registered trademarks of Predictive Systems, Inc. All other brands or product names are trademarks or registered trademarks of their respective companies.


         This press release contains statements of a forward-looking nature relating to future events or future financial results of Predictive Systems. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in Predictive Systems' reports and other documents filed from time to time with the Securities and Exchange Commission.